GEOGRAPHIC AREA INFORMATION

EXHIBIT 4.2

Extract of Shareholders’ Resolutions of July 11, 2003, approving Technip Capital 2003
Employee Share Ownership Plan

Note: Set forth below is an English summary of excerpts from the Minutes of a Combined Meeting of Shareholders (Assemblée Générale Mixte) of Technip held on July 11, 2003. This English version is only a summary, and not a literal translation, of the French language minutes of such Meeting and has been prepared to comply with the requirements of the Securities and Exchange Commission. Subsequent to this meeting the registrant’s name was changed from “Technip-Coflexip” to “Technip”. The English version does not create or evidence any obligations of the registrant, nor does it create rights in any person. In the event of any inconsistency between this English language version and the French original, the latter will control.

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SIXTH RESOLUTION

Employee share ownership program

The Shareholders’ Meeting, voting under the quorum and majority conditions required for special meetings, after reviewing the report by the Board of Directors and the Special Auditors’ Report, and pursuant to Article L. 225-129 VII of the Commercial Code and Articles L. 443-1 et seq. of the Labor Code and Article L. 225-138 of the Commercial Code:

Hereby delegates to the Board of Directors full authority to increase the capital stock, on one or more occasions, solely at its discretion, up to a maximum of three percent of the Company’s equity capital on the day the authorization is implemented, by issuing shares or other securities giving access to Company’s equity capital reserved for the members of a Company Savings Plan or a Voluntary Employee Share Savings Plan for the Company and any affiliated French or foreign companies as defined in Article L. 225-180 of the Commercial Code and Article L. 444-3 of the Labor Code.

Hereby resolves to set the discount offered under the Company Savings Plan at 20% and the discount offered under the Voluntary Employee Share Savings Plan at 30% of the average of the opening prices quoted per share by Euronext Paris SA in the first twenty trading sessions preceding the date of the decision setting the subscription opening date. However, the Shareholders’ Meeting expressly authorizes the Board of Directors to eliminate or reduce the aforementioned discount, if deemed appropriate by it, notably to limit the discount granted to 15% of the Company’s listed share price as quoted on the date of the decision setting the subscription opening date, up to the legal and regulatory limit. The Board of Directors may also substitute all or part of the discount by awarding shares or other securities as described in the provisions below.

Hereby resolves that the Board of Directors may allocate bonus shares or other securities giving access to the Company’s equity capital, provided that the total benefit resulting from such allocation as an employer’s contribution, or, from the discount, if any, on the subscription price, does not exceed the legal and regulatory limits.

Resolves that the characteristics of the other securities giving access to the Company’s equity capital shall be determined by the Board of Directors under the conditions set by regulations.

Resolves to eliminate the preemptive rights of shareholders in favor of the members of a Company Savings Plan or a Voluntary Employee Shares Savings Plan and to waive any rights to shares or other securities awarded under this resolution.

Resolves that the Board of Directors shall have full authority to implement this delegation, with the option of sub-delegation to the Chairman as prescribed by law, notably to grant deadlines for paying up the shares or any other securities giving access to the Company’s equity capital, to set the terms and conditions for the transactions and determine the dates and terms of any issues made under this authorization, to set subscription opening and closing dates, interest-bearing dates, subscription terms and conditions, and the terms and conditions for payment and delivery of the shares and of any other securities giving access to the Company’s equity capital, to apply for admission for trading of the shares issued on any of the Euronext Paris SA regulated markets or any other foreign market, see to it that capital increases are carried out in the amount of the shares actually subscribed, to carry out, either directly or by proxy, any and all operations or formalities related to capital increases, including amendments to the charter, and, solely at its discretion, and if deemed appropriate by it, to charge the cost of any capital increases to the amount of the premiums related to such increases, and to withhold from such amount the sums necessary to raise the legal reserve to one tenth of the new equity capital after each increase.

This authorization cancels for the term remaining and replaces the authorization granted to the Board of Directors or, as the case may be, the Management Board, by the Combined Annual and Special Meeting of April 3, 2003 in its third resolution.

This authorization is valid for a period of twenty-six months from this Meeting.

SEVENTH RESOLUTION

Employee share ownership program (Leverage effect)

The purpose of this resolution is to offer the employees of some foreign companies affiliated with the Company as defined in Article L 233-16 of the Commercial Code, a dedicated employee savings operation through Crédit Agricole Indosuez under conditions comparable to those offered employees under the foregoing resolution.

The Shareholders’ Meeting, having reviewed the report of the Board of Directors and the Special Auditors’ Report, hereby:

1.	notes that those persons employed to date by foreign companies in the TECHNIP-COFLEXIP group within the scope of consolidation defined in Article L. 233-16 of the Commercial Code, with registered offices in the following countries: Germany, Australia, and the United States, are defined hereunder as “Employees of Foreign Companies”.

2.	resolves, under Article L 225-138 of the Commercial Code, to grant authority to the Board of Directors to increase the Company’s capital stock by issuing in one or more operations new shares reserved for Société Crédit Agricole Indosuez, a French corporation (société anonyme) with capital of EUR 992,250,432 and registered offices at Paris-La Défense Cedex, 9, quai du Président Paul Doumer, registered in the Nanterre Trade Register under Siren number 304 187 701, hereinafter the “Beneficiary”.

3.	resolves to eliminate in favor of the Beneficiary the preemptive rights of shareholders to any shares issued under this authorization.

4.	resolves that any capital increase(s) approved under this resolution shall be made within two years from the date of this Annual Meeting.

5.	resolves that the issue price for any new shares subscribed by the Beneficiary, pursuant to this delegation, shall be identical to the price at which the shares are offered to the other employees of the Group, as required under the authorization granted under the previous resolution, i.e., 80% of the average of the opening prices quoted for the TECHNIP-COFLEXIP share on the Premier Marché of the Paris stock exchange in the twenty trading days preceding the date of the decision by the Board of Directors, or the Chairman of the Board of Directors, setting the subscription opening date.

6.	resolves that the amount of any capital increase(s) reserved for the Beneficiary shall be equal to the total amount of the subscriptions by the Employees of Foreign Companies to the leveraging formula (after any reductions) multiplied by nine, provided that the demand by every Employee of Foreign Companies does not exceed (in par value and premium) 2.5% of the annual gross compensation of each Employee of Foreign Companies.

7.	furthermore resolves that any capital increase(s) approved under this authorization shall not give the right to subscribe to over 170,000 new shares with a par value of EUR 3.05 each.

8.	resolves that if there are insufficient subscriptions by Employees of Foreign Companies, the amount of the capital increase reserved for the Beneficiary shall be limited to the amount calculated as indicated in item 7 above.

9.	resolves that should the amount determined as indicated in item 7 above exceed the amount of each capital increase, then the subscriptions by Employees of Foreign Companies shall be reduced in accordance with the principles described in the report by the Board of Directors.

10.	resolves that the Board of Directors shall have full authority, with the option of sub-delegation under the conditions provided by law and this resolution, to:

a)	decide on the maximum number of new shares to be issued, within the limits set by this resolution;

b)	fix the share issue price, pursuant to the rules defined in this resolution;

c)	set the terms of any issues made under this authorization, notably the threshold below which subscriptions would not be reduced, and the interest-bearing date;

d)	postpone any capital increases, if necessary;

e)	see to it that capital increases are carried out;

f)	enter into any and all agreements, take any and all measures, and carry out any and all formalities necessary, either directly or by proxy;

g)	charge the cost of any capital increases to the amount of the premiums related to such increases, and withhold from such amount the sums necessary to raise the legal reserve to one tenth of the new equity capital, after each increase;

h)	amend the Company’s charter accordingly, and in general do whatever is necessary to meet any and all legal and regulatory requirements.

EIGHTH RESOLUTION

Powers for formalities

The Shareholders’ Meeting grants full powers to the Board of Directors, with the option of sub-delegation to the Chairman, if deemed appropriate, to prepare any and all additional or amendment documents or documents of confirmation as needed, to complete any and all formalities required by the authorities concerned, sign any and all papers, instruments or documents and to do whatever is necessary.

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